Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-192220, 333-217901, 333-264710, 333-296998, and 333-298800) of Somnigroup International Inc. of our report dated February 26, 2026 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Leggett & Platt, Incorporated, which appears in Leggett & Platt, Incorporated's Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
November 5, 2026